UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

VIRGIN AMERICA INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36718	20-1585173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

555 Airport Boulevard Burlingame, CA 94010 (Address of principal executive offices, including Zip Code) Registrant’s telephone number, including area code: (650) 762-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.
Virgin America Inc. (“Virgin America” or the “Company”) held its Special Meeting of Stockholders on July 26, 2016 (the “Special Meeting”). As of June 17, 2016, Virgin America’s record date for the Special Meeting, there were a total of 37,824,294 shares of voting common stock, par value $0.01 per share (the “Voting Common Stock”) outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 30,682,668 shares of Voting Common Stock were present or represented by proxy and, therefore, a quorum was present. Virgin America’s stockholders voted on three proposals, all of which were approved by the requisite vote of the Company’s stockholders. The final voting results for the proposals are set forth below.
Proposal 1: To adopt the Agreement and Plan of Merger, dated as of April 1, 2016, by and among Alaska Air Group, Inc., a Delaware corporation (“Alaska Air Group”), Alpine Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Alaska Air Group (“Merger Sub”) and Virgin America (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into Virgin America (the “Merger”), with Virgin America surviving the Merger as a subsidiary of Alaska Air Group (the “Merger Proposal”).

For	Against	Abstain
30,472,034	23,309	187,325

Proposal 2: To approve the adjournment of the Special Meeting, if necessary, to solicit additional votes to approve the Merger Proposal, if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

For	Against	Abstain
29,644,933	837,780	199,955

Proposal 3: To approve on a non-binding, advisory basis, certain compensation that will or may become payable to the named executive officers of the Company that is based on or otherwise relates to the Merger.

For	Against	Abstain
28,706,168	1,744,489	232,011

Item 8.01    Other Events.
On July 26, 2016, Virgin America issued a press release announcing receipt of the requisite stockholder approval for the Merger Proposal. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.
Reference is made to the Exhibit Index attached hereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGIN AMERICA INC.
Date: July 28, 2016	By: /s/ John J. Varley John J. Varley Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Virgin America Inc. dated July 26, 2016